Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Y. Tristan Kuo	Mr. Crocker Coulson
CFO	President
China Biologic Products, Inc.	CCG Investor Relations
Tel: +86-538-6202206	Tel: +1-646-213-1915 (NY office)
Email: IR@chinabiologic.com	Email: crocker.coulson@ccgir.com
Website: www.chinabiologic.com	Website: www.ccgirasia.com

For Immediate Release

China Biologic Products Amends Agreement to Acquire 90% Controlling
 Interest in Chongqing Dalin Biologic Technologies Co., Ltd.

  Transaction to create the largest non-state-owned producer of plasma-based products in China

Taian City, Shandong Province, PRC – December 18, 2008 – China Biologic Products, Inc. (CBPO.OB) ("China Biologic" or the "Company"), one of the leading plasma-based pharmaceutical companies in the People’s Republic of China ("PRC"), today announced that on December 12, 2008, the Company further amended its agreement (the "Dalin Agreement") relating to the acquisition (the "Dalin Acquisition") of a 90% controlling interest in Chongqing Dalin Biologic Technologies Co., Ltd. ("Dalin"). Dalin owns 54% of the equity interests in Qianfeng Biological Products Co., Ltd. ("Qianfeng"), one of the largest plasma-based biopharmaceutical companies in China, located in Guiyang, Guizhou Province.

The acquisition will transform the Company into the largest non-state-owned producer of plasma-based biopharmaceutical products in China, in terms of market share and production capacity. Qianfeng is one of the largest plasma-based biopharmaceutical companies in China and the only operating manufacturer in Guizhou Province, which has a population of 39 million. Qianfeng produces about 250 tons of products per year with annual production capacity of 400 tons. Qianfeng also owns 7 plasma collection stations in Guizhou, of which 6 are currently in operation. China Biologic believes that Qianfeng currently has an approximately 9.5% market share in China, as compared to the Company’s 6.1%, which would result in a combined market share of approximately 15.6%. The top 6 largest plasma-based biopharmaceutical companies in China, including Qianfeng, have a total market share of approximately 50%.

Material changes to the Dalin Agreement are as follows:

1)

As a result of delays in the completion of the Company’s due diligence investigation of Dalin and Qianfeng, Dalin’s portion of the net income generated by Qianfeng for the period of October 1, 2008 to December 31, 2008 will be retained by the individual selling shareholders of Dalin. Previously, those funds would have been retained by Dalin, 90% of which would have benefited China Biologic, who will become the parent company of Dalin upon the consummation of the Dalin Acquisition.

2)

The amendment to the Dalin Agreement extends the deadline for the payment of the third installment of the purchase price to March 31, 2009, from the previously agreed upon date of December 31, 2008.

3)

The amendment to the Dalin Agreement requires the Company to pay the second installment in the amount of RMB 83 million within three business days of the signing of the amendment and receipt of payment instruction from Dalin instead of within ten business days of the completion of the Company’s due diligence investigation into Dalin and Qianfeng. The Company has made this payment according to the term of this amendment.

4)

For tax and administrative purposes, the Company’s subsidiary, Logic Holding (Hong Kong) Limited, will now be the legal acquirer of the 90% interest in Dalin, rather than the Company’s other wholly-owned BVI subsidiary, Logic Express Limited.

5)

Qianfeng will maintain a seven member board of directors of which four will be designated by China Biologic.

6)

Logic Express agreed to pledge its 82.76% ownership interest in its subsidiary Shandong Taibang Biological Products Co. Ltd. as collateral security for its obligation to pay the third installment.

As part of its due diligence investigation into Dalin and Qianfeng, the Company discovered that the indirect interest in Qianfeng that would be acquired under the Dalin Agreement may be diluted. The local Administration of Industry and Commerce ("AIC") records show Dalin as a 54% shareholder of Qianfeng. However, Qianfeng issued shares to certain investors pursuant to a capital increase agreement, dated May 2007. Qianfeng received the consideration for those shares, but the increase in registered capital and issuance of shares has not yet been registered with AIC due to a lawsuit that was brought by a dissenting shareholder who claims to have a right of first refusal with respect to the new share issuance. If the capital increase is registered, Dalin will own about 43.3% in Qianfeng upon completion of the Dalin Acquisition. The lawsuit brought by the dissenting shareholder was decided against the dissenting shareholder, who has indicated that he would appeal. Therefore, Dalin’s interests in Qianfeng could be diluted to as low as 41.3% as the result of the issuance of additional equity to the dissenting stockholder, if the dissenting shareholder appeals and prevails. Even if the indirect equity interest that China Biologic obtains through the proposed Dalin Acquisition is diluted down to 41.3%, China Biologic would be able to retain control over Qianfeng as a result of proposed agreements regarding China Biologic’s ability to appoint four board members to Qianfeng’s board. The Company expects that this dispute will not impact its ability to complete the acquisition.

"We are pleased to be moving forward with this very strategic acquisition," said Mr. Chao Ming Zhao, CEO of China Biologic Products. "We have explored the implications of Dalin’s potentially lower ownership in Qianfeng, and we believe that by controlling the majority of the Qianfeng’s Board of Directors, we will be able to achieve the desired operational synergies. We made the second installment payment out of cash on hand, and we have secured a bank loan to provide working capital in the interim, as we explore sources of more permanent capital for the final installment due March 31, 2009."

About China Biologic Products, Inc.

Through its indirect majority-owned subsidiary Shandong Taibang Biological Products Co. Ltd. ("Shandong Taibang"), China Biologic Products, Inc., a Delaware corporation (the "Company"), is principally engaged in the research, development, production and manufacturing and sale of plasma-based biopharmaceutical products to hospitals and other health care facilities in China. The Company’s human albumin products are mainly used to increase blood volume and its immunoglobulin products are used for the treatment and prevention of diseases.

Safe Harbor Statement

This release may contain certain "forward-looking statements" relating to the business of China Biologic Products, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements," including statements regarding: the significance of the acquisition of Chongqing Dalin Biologic Technologies Co., Ltd. and its subsidiary Qianfeng Biological Products Co. Ltd. on the Company’s ability to increase its overall production capacity, revenues and market share; the ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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